Exhibit 99.1

GEMSTAR-TV GUIDE REACHES FINAL SETTLEMENT WITH SEC

Agreement Concludes Commission’s Investigation into the Company

(Los Angeles, CA) June 23, 2004 – Gemstar-TV Guide International (Nasdaq: GMST) announced that it has reached an agreement with the United States Securities and Exchange Commission to resolve the Commission’s investigation of the Company. Pursuant to the agreement, the SEC today filed a Complaint and proposed Final Judgment with the Central District Court of California. This agreement concludes the Commission’s investigation of Gemstar-TV Guide concerning the Company’s past revenue recognition and financial reporting practices. In 2003, the Company restated all of the transactions that are the subject of the SEC’s Complaint.

The Company said: “Gemstar-TV Guide is pleased to have reached an agreement with the SEC, and to conclude this chapter in the Company’s history. Since completing our management and corporate governance restructuring in November 2002, Gemstar-TV Guide has worked diligently to assist the SEC in its investigation. As we put this matter behind us, we are focused on growing our strong portfolio of assets, while working to best serve our shareholders, our industry partners and consumers.”

The SEC’s complaint alleges that the Company violated certain public reporting, record keeping and internal controls requirements. Under the terms of the settlement, the Company will pay a civil penalty of $10 million, without admitting or denying the SEC’s allegations. The Company will pay the $10 million civil penalty using funds already set aside and expensed in connection with the previously announced settlement agreement related to the Consolidated Federal Securities Class Action litigation. The funds paid to the SEC will be available for distribution to shareholders pursuant to the Fair Funds provision of the Sarbanes-Oxley Act of 2002.

About Gemstar-TV Guide International, Inc.

Gemstar-TV Guide International, Inc., is a leading media and technology company that develops, licenses, markets and distributes technologies, products and services targeted at the television guidance and home entertainment needs of consumers worldwide. The Company’s businesses include: television media and publishing properties; interactive program guide services and products; and technology and intellectual property licensing. Additional information about the Company can be found at www.gemstartvguide.com.

Except for historical information contained herein, the matters discussed in this news release contain forward-looking statements that involve risks and uncertainties, including risks and uncertainties related to declines in our magazine business; timely availability and market acceptance of products and services incorporating the Company’s technologies and content; the impact of competitive products and pricing; ongoing and potential future litigation; and the other risks detailed from time to time in the Company’s SEC reports, including the most recent reports on Forms 10-K, 8-K and 10-Q, each as it may be amended from time to time. The Company assumes no obligation to update these forward-looking statements.

Note to Editors: Gemstar, TV Guide, TV Guide Channel, and TV Guide Interactive are trademarks or registered trademarks of Gemstar-TV Guide International, Inc. and/or its subsidiaries. The names of other companies and products used herein are for identification purposes only and may be trademarks of their respective owners.

Contact:	Media:	Analysts:
	Christine Levesque	Robert L. Carl
	212-852-7585	323-817-4600